Exhibit 99.1

First National Corporation and Touchstone Bankshares, Inc.

Announce Receipt of Shareholders Approvals for Merger

STRASBURG, Va. and PRINCE GEORGE, Va., September 3, 2024 --- At separate shareholder meetings held on August 29, 2024, First National Corporation (NASDAQ: FXNC) (the “Company” or “First National”), the bank holding company of First Bank, and Touchstone Bankshares, Inc. (“Touchstone”) (OTCPK: TSBA), the bank holding company of Touchstone Bank, received the required approval of each company’s shareholders to consummate the previously announced merger of Touchstone with and into First National in an all-stock transaction (the “Merger”). Immediately following the Merger, Touchstone Bank would then merge with and into First Bank. The parties expect the Merger to be effective in the fourth quarter of 2024.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank (the “Bank”), a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. The Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

ABOUT TOUCHSTONE BANKSHARES, INC.

Touchstone Bankshares, Inc., (OTCPK: TSBA) is the parent company and bank holding company of Touchstone Bank, which is headquartered in Prince George, Virginia, and has been a leading financial services provider in the south-central Virginia region since 1906 and more recently has operated in northern North Carolina. Touchstone Bank offers a full range of banking products through twelve full‐service branches, two loan centers, twelve ATM locations, and offers online deposit account opening, online real estate and consumer loan applications, online banking, mobile banking and 24/7 telephone banking. Touchstone Bank is a Member FDIC, Equal Housing Lender, and Equal Opportunity Employer.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to First National’s and Touchstone’s respective plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expression. Although each party believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events, or results, see the risk factors and other cautionary language included in First National’s Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the Securities and Exchange Commission (the “SEC”).

Additional risks and uncertainties may include, but are not limited to: (1) the risk that the cost savings and any revenue synergies from the proposed Merger may not be realized or take longer than anticipated to be realized, including due to the state of the economy or other competitive factors in the areas in which the parties operate, (2) disruption from the proposed Merger of customer, supplier, employee or other business partner relationships, including diversion of management's attention from ongoing business operations and opportunities due to the proposed merger, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the possibility that the costs, fees, expenses and charges related to the proposed Merger may be greater than anticipated, (5) reputational risk and the reaction of each of the parties’ customers, suppliers, employees or other business partners to the proposed merger, (6) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the proposed Merger, (7) the risks relating to the integration of Touchstone’s operations into the operations of First National, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (8) the risk of potential litigation or regulatory action related to the proposed Merger, (9) the risk of expansion into new geographic or product markets, (10) the dilution caused by First National’s issuance of additional shares of its common stock in the proposed Merger, and (11) general competitive, economic, political and market conditions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the joint proxy statement of First National and Touchstone and the prospectus of First National regarding the Merger that was filed with the SEC on July 9, 2024 pursuant to Rule 424(b)(3) by First National and in First National’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning First National, Touchstone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither First National nor Touchstone undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACTS

Scott C. Harvard	James R. Black
President and CEO First National Corporation	President and CEO Touchstone Bankshares, Inc.
(540) 465-9121	(804) 324-7384
sharvard@fbvirginia.com	james.black@touchstone.bank